Exhibit 99.1

Tidewater Preannounces Preliminary Results for Quarter Ended June 30, 2010

and Announces Conference Call

NEW ORLEANS, July 21, 2010 – Tidewater Inc. (NYSE: TDW) announced today that fiscal first quarter financial results for the three months ended June 30, 2010, are estimated to be between $0.75 - $0.80 on a fully diluted per share basis. Although Tidewater does not provide its own earnings forecast or endorse forecasts prepared by others, it does note that the Thomson First Call consensus estimate for the second quarter is currently $0.95 per share. The Company reported fully diluted earnings of $1.10 per share for the quarter ended March 31, 2010.

June 2010 quarterly results are expected to reflect vessel revenues of approximately $262 million, slightly higher than the vessel revenues that were reported in the March quarter. The increase in vessel revenues is primarily due to one additional day in the current quarter given relatively flat trend lines in average vessel count, vessel utilization and day rates. Consistent with estimates provided on the Company’s May 20, 2010 earnings conference call, vessel operating costs for the current quarter are expected to approximate $155 million, reflecting higher repair and maintenance costs (in part, due to the drydocking in the June quarter of one of the Company’s largest anchor handling towing supply vessels) and the cost to mobilize several stacked vessels within the internationally-based fleet in advance of such vessels’ possible disposition. Results for the current quarter also reflect an assumed effective tax rate for fiscal 2011 of approximately 18.5%, primarily reflecting the current mix of pre-tax earnings between the U.S. and international businesses. In addition, the current quarter had no tax benefits similar to those recognized in the quarter ended March 31, 2010.

During the June quarter, seven newbuild vessels were delivered to Tidewater while the Company stacked an additional 21 of its more mature vessels.

The Company also announced its fiscal 2011 first quarter (ended June 30, 2010) earnings release and conference call have been scheduled for Thursday, August 5, 2010. The press release will be issued before the market opens, and the conference call will begin at 10:00 a.m. Central time.

Investors and interested parties may listen to the teleconference via telephone by calling 1-888-388-7493 if calling from the U.S. or Canada (1-706-679-8348 if calling from outside the U.S.) and ask for the “Tidewater” call just prior to the scheduled start. A replay of the conference call will be available beginning at 12:00 p.m. Central on August 5, 2010, and will continue until 11:59 p.m. Central time on August 7, 2010. To hear the replay, call 1-800-642-1687 (1-706-645-9291 if calling from outside the US). The conference call ID number is 88594562.

A simultaneous webcast of the conference call will be accessible online at the Tidewater Inc. website, (www.tdw.com). The online replay will be available until September 5, 2010.

Tidewater Inc. owns 390 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.

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